Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Mr. Johnny Lian, President and Director
TechMedia Advertising, Inc.
C/O 62 Upper Cross Street, #04-01
Singapore 058353

Dear Mr. Lian,

CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation in Amendment No. 2 to the Current Report of TechMedia Advertising, Inc. on Form 8-K/A-2 of our report on the financial statements of TechMedia Advertising (India) Private Limited as its registered independent auditors dated September 15, 2009, as of and for the periods ended March 31, 2009, and 2008.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
October 20, 2009.